      As filed with the Securities and Exchange Commission on July 12, 2001

                                           Registration Statement No. 333-64532

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     -------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                AMENDMENT NO. 1

                                     -------

                               CELLCOM TECH, INC.
                 (Name of Small Business Issuer in its charter)

          New York                      4812                  11-3594344
          --------                      ----                  ----------
   (State or jurisdiction        (Primary Standard         (I.R.S. Employer
      of incorporation       Industrial Classification      Identification
      or organization)              Code Number)                Number)

                               Cellcom Tech, Inc.
                 478 Coney Island Ave, Brooklyn, New York 11218
                                 (718) 853-4998
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Hay Abeckaser
                                    President
                               Cellcom Tech, Inc.
                 478 Coney Island Ave, Brooklyn, New York 11218
                                 (718) 853-4998
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copies of communications to:

                                Dan Brecher, Esq.
                           Law Offices of Dan Brecher
                           99 Park Avenue, 16th Floor
                             New York New York 10016
                                 (212) 286-0747

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
---------------------------- ---------------------- ---------------------- ------------------------- -----------------
                                                          Proposed                 Proposed
    Title of each class                                    Maximum                 Maximum              Amount of
       of securities             Amount to be          Offering Price             Aggregate            Registration
     to Be Registered             Registered            Per Share(1)          Offering Price(1)            Fee
---------------------------- ---------------------- ---------------------- ------------------------- -----------------
---------------------------- ---------------------- ---------------------- ------------------------- -----------------
       common stock                 400,000                 $5.00                 $2,000,000             $500.00
---------------------------- ---------------------- ---------------------- ------------------------- -----------------

(1)  This calculation is made solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A),
MAY DETERMINE.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the
Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JULY 12, 2001

PRELIMINARY PROSPECTUS

                               Cellcom Tech, Inc.

                         400,000 shares of common stock

This is an initial public offering of up to 400,000 shares of our common stock at a price of $5.00 per share. Our shares will be sold on a 160,000 share minimum, 400,000 share maximum on a best efforts basis.

There is currently no public market for our common stock.

This offering will end nine months from its effective date, or sooner, if we decide to terminate it sooner. Unless earlier terminated, this offering of our common stock will remain open until all shares offered are sold or ____, 2002 ,
[nine months from the date of this prospectus], whichever is earlier. We may extend this offering in our discretion until _______, 2002 [one year from the date of this prospectus]. We may terminate this offering at any time.

We will sell shares of our common stock only to persons agreeing to purchase
1,000 shares or more. Funds received from prospective purchasers will be placed in an interest bearing escrow account with Continental Stock Transfer & Trust
Company, until such time as we receive subscriptions for 160,000 shares of our common stock. If we are unable to sell at least 160,000 shares of our common stock on or before the termination of this offering, the escrow agent will promptly return all of the funds held in the escrow account to subscribers with interest and without deduction for the expenses of the escrow agent.

We plan to offer and sell our stock ourselves. Our officers who will offer and sell shares on behalf of Cellcom Tech are: Albert Ash and Hay Abeckaser. We have not retained any underwriters, brokers or placement agents to do this for us.

Investing in the common stock involves risk. See"Risk Factors" commencing on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

                        Number of         Price to                                                   Proceeds to
                          Shares           Public          Commissions (1)       Expenses (2)      Cellcom Tech(1)
--------------------- --------------- ----------------- ----------------------- ---------------- ---------------------
--------------------- --------------- ----------------- ----------------------- ---------------- ---------------------
Minimum                  160,000           $5.00                  $0               $ 50,000           $  750,000
Maximum                  400,000           $5.00                  $0               $100,000           $1,900,000

(1) Assumes that no commissions will be paid. The offering will be conducted by our officers and directors who will not receive commissions. However, we reserve the right to use brokers or placement agents and could pay commissions equal to as much as 10% of the gross proceeds from the sales of any such shares made by such broker-dealer or agent, and up to a 3% non-accountable expense allowance payable to defray expenses in connection with the sale of the shares, and warrants, exercisable for five years at 110% of the offering price, to purchase up to 10% of the number of shares sold by such broker-dealer or agent.

(2) Does not include the payment of commissions if brokers or placement agents participate in the offering.

                       Prospectus dated ____________, 2001

                           STATE BLUE SKY INFORMATION

We will only offer and sell the shares in New York. Purchasers of such securities either in this offering or in any subsequent trading market which may develop must be residents of such state. We will amend this prospectus for the purpose of disclosing additional states, if any, in which our securities will be eligible for resale in the secondary trading market.

                             ----------------------

                                Table of Contents

Prospectus summary                                                         3
Risk factors                                                               4
Forward looking statements                                                 9
Use of proceeds                                                            10
Capitalization                                                             11
Dilution                                                                   12
Management's plan of operation                                             13
Our proposed business                                                      14
Our management                                                             20
Ownership of our securities                                                22
Certain relationships and related transaction                              23
Plan of distribution                                                       24
Description of our securities                                              26
Shares eligible for future sale                                            29
Legal matters                                                              30
Experts                                                                    30
Where you can find more information                                        30
Index to Financial Statements                                              31

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully before making a decision to invest in our common stock.

The Company

Cellcom Tech, Inc. intends to market and resell pre-paid and other cellular phone products and services to retail consumers.

Cellcom Tech maintains its executive offices at 478 Coney Island Ave, Brooklyn,
New York 11218. Its telephone number is: (718) 853-4998.

The Offering

Shares of common stock offered:                       Minimum:  160,000
                                                      Maximum:  400,000

Price per share                                       $5.00

Minimum number of shares that can be purchased        1,000

Shares outstanding after offering:                    Minimum:  5,350,500
                                                      Maximum:  5,590,500

Use of proceeds                                       Purchase of equipment and phone lines, securing a line
                                                      of credit, and working capital and general corporate
                                                      purposes

After subscriptions for a minimum of 160,000 shares of common stock have been received, we will be entitled to receive the offering proceeds in the escrow account, and we will be entitled to receive all offering proceeds subsequently received without the requirement that they exceed a minimum amount. Funds received from prospective purchasers will be placed in an interest bearing escrow account with Continental Stock Transfer & Trust Company, until such time as we receive subscriptions for 160,000 shares of our common stock. If we are unable to sell at least 160,000 shares of our common stock on or before the termination of this offering, the escrow agent will promptly return all of the funds held in the escrow account to subscribers with interest and without deduction for the expenses of the escrow agent. We have the right to accept or reject any subscriptions in whole or in part.

Our stock will not be listed on Nasdaq or any national exchange. We intend to seek quotation of our common stock on the OTC Bulletin Board if we are successful in raising the minimum offering, but we cannot assure you that we will qualify for quotation or that quotation will be granted. There is currently no public market for our common stock.

                                  RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. When contemplating an investment in the common stock, you should carefully consider the matters set forth in this section of the prospectus, in addition to the other information contained or incorporated by reference in this prospectus. Only those persons able to lose their entire investment should purchase any of our common stock.

Our lack of operating data makes predicting our future performance difficult.

We are in the developmental stages of our business. We have yet to commence active commercial operations. We have no prior operating history upon which you may forecast our business and prospects. Our proposed products and services are unproven, as are our anticipated pricing and marketing models for our intended products and services. As a result of these factors, it is difficult to evaluate our prospects, and our future success is more uncertain than if we had a longer or more proven history of operations.

Our auditors have expressed a substantial doubt as to our ability to continue as a going concern if we are not successful in selling the minimum number of shares in this offering.

At April 30, 2001, we had an accumulated deficit of $7,789 and a net loss for the period ended April 30, 2001, of $7,789. As a consequence of our losses and liquidity problems, in their report on our balance sheet as at April 30, 2001, our auditors expressed a substantial doubt as to our ability to continue as a going concern. We believe that we can meet our capital needs for at least the next twelve months if we sell the minimum number of shares in this offering.
However, if we are not successful in selling the minimum number of shares, we may not be able to continue as an operating entity. Even if we raise the minimum offering, there can be no assurance, however, that we will be successful in generating revenues sufficient to meet our expectations, or that if we succeed, such revenues will be sufficient to provide the liquidity we require or allow us to continue as a going concern.

We do not know if there is a substantial demand for our prepaid cellular services.

There is no proven acceptance by the consumer at this time of prepaid cellular services. We have not engaged in substantial active market research of our proposed products and services. We do not know if there is any consumer demand for a pre-paid cellular phone device. In addition, because our proposed products and services will depend on our ability to purchase phone numbers and services in bulk at low cost, our business model requires us to offer prepaid minutes in large denominations, which the consumer must use or forfeit in a specified time period. Smaller prepaid denominations of minutes would not be cost effective for
us. Consumers may determine that they have no need for large amounts of minutes and, therefore, may choose not to use our services, as our products are not economic essentials to the consumer. They represent discretionary purchases and, as such, their utilization is more sensitive to economic and market conditions.
Since we have no control over such conditions, a significant economic downturn would likely affect resultant revenues during such a period.

We will depend on other companies for cellular phones, the wireless network and other technical equipment for our proposed products and services to work.

We do not manufacture cellular phones for our customers nor do we provide the wireless network on which we intend our customers' cellular phones to work.
Therefore, we will be dependent on others for the supply of technical equipment and the networks on which our products will work. Additionally, we do not have, and do not expect to have, long term contracts with suppliers for the purchase and delivery of cellular phones or contracts with network service providers. Any interruption of supply of cellular phones or the access to wireless networks, for any reason, could result in significant delivery delays, thereby adversely affecting our anticipated marketing efforts, customer relations, revenues and profitability. Our information systems may not produce accurate and prompt bills, which could cause a loss or delay in the collection of revenue and could adversely affect our relations with our customers.

We will depend on our information systems to bill our customers accurately and promptly. Because of the deployment of our network and our expansion plans, we are continuing to upgrade our information systems. Our failure to identify all of our information and processing needs or to adequately upgrade our information systems could delay our collection efforts, cause us to lose revenue and adversely affect our relations with our customers.

We will depend on the networks and services of third party providers to serve our customers and our relationships with our customers could be adversely affected by failures in those networks and services.

We will depend almost entirely on other carriers for the switching and transmission of our customer traffic. After we complete setting up our network for our planned pre-paid services, we will still rely to some extent on others for switching and transmission of customer traffic. We cannot be sure that any third party switching or transmission facilities will be available when needed or on acceptable terms.

Although we can exercise direct control of the customer care and support we provide, most of the services we currently intend to offer are provided by others. These services are subject to physical damage, power loss, capacity limitations, software defects, breaches of security and other factors, which may cause interruptions in service or reduced capacity for our customers. These problems, although not within our control, could adversely affect customer confidence and damage our relationships with our future customers.

Termination or impairment of our relationship with key suppliers could adversely affect our revenues and results of operations.

We have a relationship with PRG Technologies, an Israel company that provides us with the computer chips that we install into the cellular phones. We do not have operational or financial control over any supplier, and have no influence in the manner in which any supplier conducts its businesses. If any key supplier was unable to honor its obligations to us, it could disrupt our business and adversely impact our revenues and results of operations.

Since we will depend on other companies for telecommunications products and services, we may experience delays and increased costs if these products or services are not available to us.

We will rely on other telecommunications carriers to provide data communications capacity through leased telecommunications lines. We do not own all of the transmission facilities we need to complete calls. Therefore, we will depend on contractual arrangements with other telecommunications companies to complete our network. For example, although we intend to purchase certain switching and transport equipment needed to receive and transmit calls, we will not own a satellite or any fiber optic lines and must therefore lease transmission capacity from other companies. If these carriers are unable to provide or expand their current levels of service to us, our proposed operations could be materially adversely affected. Although licensed or leased telecommunications lines are usually available from several alternative suppliers, there can be no assurance that we could obtain substitute services from other providers at reasonable or comparable prices or in a timely fashion. We may not be able to lease facilities at cost-effective rates in the future or to enter into contractual arrangements necessary to expand our network or to improve our network as necessary to keep up with technological change. We will be dependent upon providers of equipment, software, and network and telecommunication services. A failure by a supplier to deliver equipment on a timely basis, or the inability to develop alternative sources if and as required, could result in additional costs and or delays and could have a material adverse effect on our proposed operations. We are also subject to risks relating to potential disruptions in such telecommunications services. No assurance can be given that significant interruptions of telecommunications services to us will not occur in the future. Changes in tariffs, regulations, or policies by any of our telecommunications providers may adversely affect our ability to continue to offer long-distance service on what we consider to be commercially reasonable or profitable terms.

We may be unable to build or expand our network infrastructure.

We may be required to expand and adapt our network infrastructure as the number of users and the amount of information they wish to transfer increases. The expansion and adaptation of our network will require substantial financial, operational and management resources. There can be no assurance, however, that we will be able to expand or adapt our network to meet additional demand or subscribers' changing requirements on a timely basis, at a commercially reasonable cost, or at all, or that we will be able to deploy successfully any necessary network expansion. Our failure to expand our network, as needed, on a timely basis or to adapt to changing subscriber requirements or evolving industry standards could have a material adverse effect on our overall business, financial condition and results of operations.

Our success and ability to increase our revenues depends upon our ability to deliver telecommunication services which, in turn, depends on our ability to integrate new and emerging technologies and equipment into our network and to successfully expand our network. Our ability to continue to expand, operate and develop our network will depend on, among other factors, our ability to accomplish the following:

     o    obtain switch sites;
     o    interconnect with the local, public switched telephone network and/or other carriers; and
     o    obtain access to or ownership of transmission facilities that link our switches to other network switches.

When we expand our network for our pre-paid services, we will incur additional fixed operating costs that we expect will exceed revenues until we generate significant consumer use of our services. We may not be able to expand our network in a cost effective manner, generate additional revenues which cover or exceed the expansion costs or operate the network efficiently.

We will rely upon the infrastructure of third party telecommunications services providers to provide us with phone numbers in bulk at low cost, which we may be unable to continue to obtain.

Our services will be dependent upon phone numbers and services provided to us from third parties such as AT&T, Sprint and Verizon. We do not have any technical infrastructure of our own that performs the technical aspect of making a wireless phone call. Our proposed business involves selling to consumers prepaid minutes on certain phone numbers that we have purchased from third parties such as AT&T, Sprint and Verizon. We cannot assure you that we will continue to be able to obtain or maintain phone numbers and services from third parties such as AT&T, Sprint and Verizon. Because we intend to purchase phone numbers and services in bulk, we expect to receive low rates, which will allow us to offer our products at low cost to the consumer. We plan to resell such services with a low premium so that we can compete against larger cellular phone service providers. Although we believe that we currently have sufficient access to transmission facilities and long distance networks on favorable terms through third parties such as AT&T, Sprint and Verizon, an increase in the rates charged to us by AT&T, Sprint or Verizon or other carriers would have an adverse affect on our operating margins. Failure to obtain continuing access to such facilities and networks on favorable terms, would also have a material adverse effect on us, including the possibility that we may need to significantly curtail or cease our prepaid cellular services operations.

Intense competition in the cellular communications industry could prevent us from increasing or sustaining revenue or from achieving or sustaining annual profitability.

The cellular communications industry is highly competitive. Competitive factors include:

     o    price,
     o    customer service,
     o    geographical coverage, and
     o    the ability to increase revenues through marketing.

Our proposed prepaid service is designed to compete with regional and national cellular service companies. Some regional and national cellular service companies have substantially more experience and greater financial, technical and other resources than we do. In the agency and activation business, we expect to face competition from other resellers, mass merchants, carriers and agents, many of which may have substantially more experience and greater financial, marketing, technical and other resources than we do. Any competition may have a material adverse impact on our results of operations.

Our proposed operations would suffer if costs for use of telecommunications and data networks increase.

Our proposed business will rely upon on low cost access to the Internet, private networks and public switched telephone networks for international call completion. Should the cost of internet access, data transport or public switched telephone networks increase or such use otherwise become subject to additional taxes, tariffs, user fees or other costs, our cost savings for call completion as compared to conventional long distance services may deteriorate.
This occurrence would have a material adverse effect on our ability to operate profitably, or at all.

Our proposed operations would suffer if charges for traditional long distance telephone service decline.

We intend for our rates for long distance telephone calls to generally be less than the telephone charges for the same long-distance service that the customer would pay to a primary seller of such services. Our ability to undersell such primary seller arises as a result of the use of the Internet to transmit long distance telephone calls. We believe our lower rates will be one of the most important factors in our ability to attract and retain customers. Therefore, narrowing of the differential between the rates charged to our customers and the cost of long distance telecommunications services provided by competitors or traditional long distance carrier's customers would have a significant adverse effect on Cellcom Tech.

Growth in the cellular phone marketplace may not continue at recent rates, which could prevent us from increasing or sustaining revenue.

The market for cellular communications products has grown substantially in recent years, but we cannot assure that growth will continue at the same rate.
In addition, the debit, or prepaid cellular services business is a relatively new market venture, and our ability to profit and grow within that new market is uncertain.

The price of cellular phone services may decrease, affecting our ability to increase or sustain revenue or to achieve or sustain annual profitability.

The price of cellular phone services may decrease as new wireless technologies are developed to compete with traditional cellular telephony or as larger national competitors more competitively price their products and services. If the price of cellular service decreases, then our anticipated profitability may also decrease.

We will have broad discretion in allocating a substantial portion of the proceeds from this offering and may utilize them in ways not disclosed in this prospectus and with which you may not agree.

Our anticipated expenditures as set forth in this prospectus are based upon assumptions that may not prove accurate. The funds allocated for any particular use may be increased, decreased or eliminated, and other uses may be affected accordingly, if we determine, in our discretion, that a reapportionment or redirection of funds is in our best interest. Any reallocation of funds can be expected to adversely affect the funding available for other business activities and may result in our having to raise additional funds.

Based on our current operating plan, we anticipate that the net proceeds of this offering and cash provided by operations will allow us to meet our cash requirements for at least twelve months. Shortfalls in anticipated revenues, increases in anticipated expenses and other factors may, however, dictate that we obtain additional funding. Unplanned development opportunities may also arise that would cause us to raise additional capital. If we raise additional capital, the ownership percentage of our then existing shareholders may be diluted and the value of their investment may be diminished. Additional financing may not be available when we need it. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, develop or enhance our products or respond effectively to competitive pressures, which could have a material adverse effect on our business, financial condition and prospects.

We have not previously participated in a public offering or a substantial private placement, and this may affect our ability to successfully raise the minimum offering or amounts in excess of the minimum offering, or in generating interest in our stock after the completion of this offering.

The successful completion of this offering will be directly dependent upon our ability, including our officers and directors, to structure the offering, manage the offering process, and sell our common stock. This offering is the first public offering that we have participated in, and there is a risk that we may be ineffective in managing the sales process and that this will adversely affect sales of our common stock. As a consequence, we may not raise the minimum offering, or, if we raise the minimum offering, we may not be as successful in raising amounts in excess of the minimum than if we had used a broker-dealer with greater public offering experience. The less we raise in this offering, the less able we will be to respond to unanticipated increases in anticipated expenses or decreases in anticipated revenues, and the greater the risk that we will be required to raise additional capital.

Further, at the conclusion of an offering, underwriters traditionally assist the issuer in gaining attention from the public and securities professionals, such as analysts and brokers. Our lack of public offering experience may also impair our inability to generate interest in us and our common stock, which may adversely affect the development of a trading market for our common stock, making it more difficult for our stockholders to sell their shares and the trading price of our common stock more volatile.

We have until __________, 2002, to raise the minimum offering. If we are unsuccessful in raising the minimum offering, the escrow agent will return investor funds with interest. You will not be able to demand a return of your funds prior to ____________.

Subscriber funds will be deposited in an interest bearing escrow account with
Continental Stock Transfer & Trust Company, New York, New York, until we have successfully raised the minimum offering of $800,000, at which time the escrow arrangements will terminate and we will be entitled to the funds in the escrow account and all subsequently received funds. We have until _________, 2002, to raise the minimum offering, assuming we extend the initial offering period as we are permitted to do in our discretion. Subscribers for our shares of common stock will not be entitled to demand a return of their funds held in escrow.

Purchasers of our shares of common stock in this offering will experience dilution of 97% if the minimum number of shares are sold in this offering and of
93% if the maximum number of shares are sold in this offering.

At April 30, 2001, our net tangible book value per share of common stock was
$0.001. If only the minimum number of shares of our common stock included in this offering is sold, the adjusted net tangible book value per share of our common stock will be $0.143, resulting in immediate dilution of $4.857 per share, or 97%, to purchasers in this offering. If the maximum number of shares of our common stock included in this offering is sold, the adjusted net tangible book value per share of our common stock will be $0.343, resulting in immediate dilution of $4.657 per share, or 93%, to purchasers in this offering.

Even if we sell the maximum number of shares available in this offering, existing stockholders will still control 84% of our common stock.

Prior to this offering, our officers, directors and 5% or greater shareholders, a total of two persons, controlled approximately 91% of our common stock. If we are successful in selling the maximum number of shares included in this offering, these individuals will own approximately 84% of our common stock. As a consequence, even in the case of our completion of the maximum offering, these individuals collectively will have the ability to control the election of directors and to significantly influence or control corporate policy and shareholders votes regarding mergers or sales of all or substantially all of our assets.

There is currently no public market for our common stock; as a consequence, you may be unable to sell your shares.

There is currently no public market for our common stock and purchasers of our common stock may be required to hold our shares indefinitely. The development of a public trading market depends upon not only the existence of willing buyers and sellers, but also on the existence of "market-makers" in the over-the-counter market and "specialists" in the securities exchanges.
Market-makers and specialists facilitate sales of securities by posting bid and asked prices, matching buyers with sellers, and buying or selling shares for their own account. Currently there are no market-makers or specialists posting quotes for, trading in, or purchasing for their own account, shares of our common stock, and no assurance can be given that any of these activities will commence or, if commenced, will be continued.

The offering price of our common stock has been arbitrarily determined and does not bear any relationship to objective criteria of value.

No investment banker, appraiser or other independent third party has been consulted concerning this offering or the fairness of the offering price of our shares of common stock. We have arbitrarily determined the offering price and other terms relative to the shares offered. The offering price does not bear any relationship to assets, earnings, book value or any other objective criteria of value and you may not be able to sell shares of our common stock at or above the offering price.

                           FORWARD LOOKING STATEMENTS

This prospectus includes forward looking statements, which appear in a number of places and include statements regarding our plans, beliefs, intentions and expectations. Forward looking statements may be identified by the use of forward looking terminology such as may, will, expects, believe, estimate, anticipate, continues, or similar terms, variations of those terms or the negative of those terms. Actual results or events may differ materially from those suggested by the forward looking statements for various reasons, including the risk factors set forth in this prospectus. Although we believe that our plans, beliefs, intentions and expectations are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, we do not assume responsibility for the accuracy and completeness of forward looking statements after the date of this prospectus.

                                 USE OF PROCEEDS

The proceeds from the sale of our common stock, before deduction of offering expenses and commissions, if any, are expected to be approximately $800,000 if the minimum offering of 160,000 shares are sold, and $2,000,000 if the maximum offering of 400,000 shares are sold. The offering expenses are expected to be approximately $50,000 if the minimum offering of 160,000 shares are sold, and
$100,000 if the maximum offering of 400,000 shares are sold. The payment of commissions, if any, has not been accounted for in allocating the use of proceeds.

We intend to use the net proceeds from this offering substantially as follows:

Application of proceeds               Minimum                       Maximum
-----------------------               -------                       -------

Equipment                           $ 161,000        21.4%      $   602,000        31.7%
Phone line deposit                  $ 195,000        26.0%      $   570,000        30.0%
Channel License and Software        $ 144,000        19.2%      $   228,000        12.0%
Securing Line of Credit             $ 200,000        26.7%      $   200,000        10.5%
Working capital                     $  50,000         6.7%      $   300,000        15.8%

Total                               $ 750,000       100.0%      $ 1,900,000       100.0%

We intend to use the net proceeds primarily for the purchase of telecommunications equipment and software, including payments for phone lines and channels. If the minimum offering is raised, we intend to purchase the necessary technical equipment for the operation of approximately 1,500 phones.
If the maximum offering is raised, we intend to purchase the necessary technical equipment for the operation of approximately 4,000 phones.

We intend to use $200,000 for securing a line of credit as a deposit on phone lines.

We intend to use working capital for payments to technical consultants and additional personnel costs associated with hiring sales personnel needed to satisfy our plans for growth. Working capital and general corporate purposes represent funds reserved to cover costs including, but not limited to, professional fees, rent, employee salaries, and other operating expenses.

The amounts set forth above are estimates. The actual amount expended to finance any item above may be increased or decreased if we determine that such estimates were too high or too low based on our actual experience, or if a change in our financial position requires us to reassess our financial plans and we believe a reapportionment or redirection of funds would be in our best interests. The level and timing of expenditures necessary for each of the intended uses described above will depend upon numerous factors, including the progress of our product development activities, the timing and amount of revenues resulting from our operations and changes in competitive or technological conditions in our industry. If the minimum amount is raised, our expansion plans will be limited.

We anticipate that the net proceeds of this offering, even on a minimum basis, together with our projected revenues from our operations, will be sufficient to fund our operations and capital requirements for at least 12 months following this offering. There can be no assurances however, that such funds will not be expended earlier due to unanticipated changes in economic conditions or other circumstances that we cannot foresee. If our plans change or our assumptions change or prove to be inaccurate, we could be required to seek additional financing.

Pending use of the proceeds from this offering as set forth above, we may invest all or a portion of such proceeds in marketable securities, short-term, interest-bearing securities, U.S. Government securities, money market investments and short-term, interest-bearing deposits in banks.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We do not intend to declare or pay any dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business.

                                       10

                                 CAPITALIZATION

The following table sets forth our capitalization (i) at April 30, 2001, and,
(ii) as adjusted to give effect to the sale of the minimum number of 160,000 shares of common stock offered and to the sale of the maximum number of 400,000 shares of common stock offered at an offering price of $5.00 per share, and after the application of the net proceeds of such sale as described in "Use of
Proceeds."

                                                                       April 30, 2001
                                                                         (Unaudited)

                                                                            As adjusted
                                                       Actual          Minimum       Maximum
                                                       -------         -------      ----------

Stockholders' equity:

Common stock, $0.001 par value per share;
20,000,000 shares authorized;
5,190,500 shares issued and outstanding;               $ 5,191
5,350,500 shares issued and outstanding,
assuming the minimum number of shares are sold                         $  5,351
5,590,500 shares issued and outstanding;
assuming the maximum number of shares are sold                                      $    5,591

Additional paid-in capital                               8,700 (1)      767,972      1,917,732

Deficit accumulated during development stage            (7,789)          (7,789)        (7,789)
                                                       -------         -------      ----------

Total stockholders' equity                             $ 6,102 (1)     $765,534     $1,915,534
                                                       =======         ========     ==========

(1)  Reduced by expenses preparatory to an offering of Cellcom's common stock of
     $9,432.

                                       11

                                    DILUTION

Our net tangible book value at April 30, 2001, was $6,102, or $0.001 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less liabilities, divided by 5,190,500, the number of shares of our common stock outstanding at April 30, 2001. After giving effect to the sale of 160,000 shares, if the minimum number of shares offered are sold, or
400,000 shares if the maximum number of shares offered are sold, our adjusted net tangible book value at April 30, 2001, would be $765,534, or $0.143 per share, in the event that the minimum number of shares offered are sold and
$1,915,534, or $0.343 per share, in the event that the maximum number of shares offered are sold.

Our existing stockholders will realize an immediate increase in net tangible book value of $0.142 per share, in the event the minimum number of shares are sold, and $0.342 in the event the maximum number of shares are sold and new investors will realize an immediate dilution of $4.857 per share, or 97%, in the event that the minimum number of shares offered are sold, and $4.657 per share, or 93%, in the event that the maximum number of shares offered are sold.

The following table illustrates per share dilution before deduction of consulting fees, commissions and other offering expenses:

                                                                       Minimum         Maximum
                                                                       -------         -------

Assumed public offering price per share of common stock offered        $ 5.000         $ 5.000
                                                                       -------         -------

Net tangible book value per share before offering                        0.001           0.001

Increase per share attributable to new investors                         0.142           0.342
                                                                       -------         -------

Adjusted net tangible book value per share after offering                0.143           0.343
                                                                       -------         -------

Dilution per share to new investors                                    $ 4.857         $ 4.657
                                                                       =======         =======

                                       12

                         MANAGEMENT'S PLAN OF OPERATION

We currently are in the startup phase of our existence. We presently do not have sufficient cash on hand to support our planned activities for the next year. We intend to use the funds from this offering to purchase equipment needed for the technical infrastructure for our planned prepaid cellular services.

We will transition from the startup phase of our existence to the operational phase when we have accumulated sufficient capital to do so. The sale of the shares in this initial offering is intended to facilitate a quick startup phase.
At that time, all employees, including our executive officers, will receive salaries, capital equipment will be purchased, and other business operating expenses will be incurred. Prior to that time, activities will be restricted to activities to build our technical infrastructure. We may also engage in activities involving the resale of third party cellular services.

Proposed Activities

Our proposed business consists of two major areas of activity: provider of
Cellcom Tech prepaid cellular services and reseller of wireless services offered by other companies.

Cash Requirements

As stated above, our operational plans are significantly dependent on the proceeds from this offering to purchase the equipment needed for our proposed prepaid cellular services. Any and all proceeds from this offering will be used to accelerate our progress in both our technical and our financing activities.
We believe that cash from this offering is a requirement so that we can build the infrastructure to conduct our planned services.

Capital Equipment

Over the next year we expect to expend at least $750,000 and substantially all of our cash funds available in an amount of up to $1,900,000 on the purchase of capital equipment primarily for use in research, development and delivery of our prepaid cellular services. In accordance with our operational planning, the actual percentage will depend upon the availability of cash.

Hiring of Employees

We will transition from our startup phase to our operational phase when our accumulated cash balance permits us to do so according to the business judgment of management. At that time, employees currently working without pay will begin receiving pay.

                                       13

                              OUR PROPOSED BUSINESS

Our Organization History

We are Cellcom Tech, Inc., a New York corporation formed on March 5, 2001. We are in the developmental stage of business. As of June 25, 2001, we had
5,190,500 shares of our common stock issued and outstanding. We have not been subject to bankruptcy, receivership or any similar proceedings.

Our Business

We intend to provide consumers with prepaid cellular products and to also act as a reseller of nationally known wireless services. We intend to provide pre-paid cellular services, initially in the New York City metropolitan area, for local, national and international calls with our proposed pre-paid services. We do not hold any Federal Communications Commission licenses or own facilities to provide such services. Instead, we plan to utilize blocks of cellular telephone numbers purchased from a licensed carrier to the public. We intend to use the proceeds from the offering to purchase equipment necessary to set up our switches and programs needed to conduct the pre-paid cellular phone services.

We intend that our services will enable consumers to pay in advance for wireless calls in much the same manner as standard prepaid cards allow consumers to prepay for long distance calls. With prepaid wireless, consumers enjoy the benefits of having a wireless phone without the typical credit checks, long-term contracts and billing agreements associated with standard wireless offers.
Consumers get the freedom and convenience of a digital wireless phone that can be used for local, national and international calls, with the ability to pay as they go for their wireless usage. Consumers purchase one of our phones and pay for a block of minutes up front. Then the consumer can start making calls once we activate the phone with the prepaid minutes. There are no separate fees, no bills, no credit checks and no annual contract for the consumer to sign. When the consumer runs out of prepaid minutes, the consumer simply purchases more minutes. We have placed a computer chip in our phones that works with our software programs to keep track of calls and minutes used.

Recent Developments

On May 30, 2001, we entered into a letter of intent with Kelysoft Ltd., located in Jerusalem, Israel, to purchase rights and assets constituting intellectual property and certain other assets of Kelysoft Ltd. The assets to be purchased include all of Kelysoft's property rights that relate to technology and material that enable certain capabilities in connection with the use of a cellular phone, including the activation of the cellular phone, tracking of time of calls made on a cellular phone, calculation of a pre-set time limit on the cellular phone, phone calls, and addition of pre-paid time onto a cellular phone account, including, but not limited to, a computer software program that, when used in connection with certain computer chips that can be installed in certain cellular phones, can perform such capabilities. Assets to be excluded from the purchase consist of receivables and certain tangible assets to be identified in a definitive agreement.

As of June 25, 2001, we have not entered into the definitive asset purchase agreement contemplated with Kelysoft. The definitive agreement is expected to include provisions that subject the transfer of Kelysoft's assets and rights to
Cellcom Tech upon the condition subsequent of a closing of this public offering by Cellcom Tech.

The purchase price for the assets of Kelysoft is 320,000 shares of our common stock. Additional shares will be issued to Kelysoft shareholders if the per share sale price of Cellcom Tech's common stock in the public market does not equal or exceed $5.00 at any time on five business days during a period of two years following a public offering by Cellcom Tech when the shares issued to
Kelysoft were eligible for sale. The number of additional shares shall be computed as follows: Kelysoft shall acquire such number of additional shares, not to exceed 320,000 additional shares, so that the aggregate number of shares have an aggregate market value of $1.6 million. For example, if the relevant market value per share is $4.00, Kelysoft's 320,000 shares would be calculated as valued at $1.28 million for these purposes, and Kelysoft shall be entitled to receive an additional 80,000 shares, so that Kelysoft would own an aggregate of
400,000 shares and the calculated value would aggregate $1.6 million, based on a
$4 per share price.

                                       14

We intend to enter into consulting agreements with the three Kelysoft shareholders providing compensation in shares of our common stock at 1,000 shares per person per month. We intend to file registration statements to permit the resale of such shares after we complete our public offering.

Principal Products or Services

Our prepaid cellular service will work in substantially the same way as typical postpaid cellular services. A computer system tracks the call from start to finish. It will then automatically calculate how much time you have used and how many units are remaining to make cellular phone calls. However, when consumers buy our services, they do not have to fill out any forms to indicate their names, bank accounts and signatures.

Our service are not only for people who have poor credit. People buy prepaid cellular services for their children who are in school or away at college, for emergencies, and for business. Prepaid cellular service is a great way to control costs.

On average, our competitors presently charge a price per minute rate of 38 cents to one dollar per minute for a local call. A customer can reduce the price per minute by purchasing the highest denomination airtime calling card the customer can get. The bulk volume purchase principle applies here. The more a customer buys in airtime, the lower the customer's per minute costs will be.

Calls are paid for in advance and issued in specified time increments, typically
__, ___, and ___ minutes. The airtime units that a customer purchases from us will expire in 30 days. If the customer does not use the minutes, the airtime units are lost. We may provide other options that permit the carrying over of unused time if an additional purchase is made before the time expiration. The phone, which needs to be used with our services, comes with a 90 day warranty, and will not be replaced after that time.

We also intend to act as a reseller of nationally known wireless services.

Industry Overview

The changing market for telecommunications services created an opportunity for the growth of alternative long distance and telecommunications services providers, including prepaid calling card sales. We believe that the affordable pricing, convenience and enhanced features of prepaid services can attract price sensitive consumers, business travelers, international callers and other users of long distance services.

The growth in the wireless communications industry has been shaped by a number of trends that are likely to continue in the near future. Key trends include:

     o    increased penetration, which is improving network efficiency,
     o    rate simplification, which eases customer choice, increases penetration and leads to industry consolidation,
     o    declining costs of service, which is leading to mass market availability of wireless communications,
     o    increased use of digital service, as opposed to analog service, which is increasing the range of wireless service capabilities for subscribers, and
     o    development of wireless data applications, which may increase wireless usage.

                                       15

The Pelorus Group reports that:

As recently as 1996, only 30 percent of the population had ever heard of prepaid calling card. By 1999, awareness had jumped to 89 percent. From 1997 to 1999, the number of minutes sold on prepaid calling cards nearly quadrupled from 3.0 billion to 11.6 billion. By the year 2004, the bar will have risen past the 41 billion mark. The trend towards dramatic shifts is also evidenced in both prepaid wireless, and prepaid wire line. Total wireless subscribers at the end of 2000 were above 105 million. Penetration levels for prepaid wireless are posed to climb from 6.4 percent in 2000, to 16.4 percent in 2004. Although small in relation to other prepaid services, prepaid wire line is also in transition.
More companies than ever before now offer prepaid dial-tone, and their number is expected to rise.

(The Prepaid Market is Changing!, published November 2000).

The Pelorus Group reports that:

Prepaid telecom has emerged as a hotbed of opportunity. Prepaid calling cards, prepaid wireless, prepaid wireline, and prepaid internet telephony - each has a story of remarkable potential. But that story is changing. In 1998, prepaid telecom revenues totaled $2.8 billion. Calling cards accounted for over half. By
2003, they will provide less than a third of the $11 billion registered that year. Concurrently, prepaid wire line will shift from just 4% of the total to
32%. The changes don't stop there. Prepaid wireless and prepaid internet telephony are also ready to redefine their parameters.

(Prepaid Telecommunications Market, published January 1999).

Research by Paul Waadevig, market analyst at Frost & Sullivan (www.frost.com), shows that the estimated 9.5 million current prepaid wireless subscribers in the
U.S. could reach 18 million by 2002 if providers begin using new market strategies (article by Dan Luzadder, Interactive Week, Prepaid Wireless Markets
Still Untapped in U.S., August 14, 2000).

An article entitled Pay Now or Pay Later? in the Asbury Park Press, January 8,
2001, reports that: U.S. revenues from prepaid service were a mere $922 million in 1998, a figure that jumped to $2.3 billion in 1999, according to Frost &
Sullivan. Revenues were estimated to almost double to $4.1 billion in 2000 and are expected to reach almost $12 billion in 2004.

We believe that we are well positioned to capitalize upon the expanding prepaid market by offering competitive prices.

Distribution Methods of the Products or Services

We intend to market our products through sales to retailers. Our primary marketing and distribution focus initially is to target regional retailers in the New York City metropolitan area with in-house sales representatives. We intend to rely on the retailer to act as a retail sales agent of our phones and prepaid minutes. As compensation for sales to consumers, we intend to pay retailers commissions at a percentage rate to be determined of all monies received by us from prepaid minutes and additional prepaid minutes purchased by the consumer on the specific phone that the retailer sold to the consumer. We intend to refine our proposed retail sales and marketing program further to increase awareness of our products and services.

We may also seek to enter into a master dealer arrangement with more well-established national retailers.

                                       16

Competitive Business Conditions

The telecommunications industry in general and the cellular telephone industry in particular is highly competitive. Competitive factors include price, customer service, geographical coverage and the ability to increase revenues through marketing. We intend to compete with local, regional and national cellular service companies, which have substantially more experience and greater financial, technical and other resources than we do.

Many other companies and stores offer consumer products similar to ours, often acting as a reseller. Many other companies in competition with us have resources and experience far greater than we do. In addition, additional companies may seek to enter this business if we succeed in developing a successful business of developing and marking celebrity endorsed consumer products.

We face intense competition in our business against some large corporations and smaller specialized businesses. Other cellular providers in the debit market include national carriers such as Sprint PCS, AT&T, and local carriers and resellers. Because we are significantly smaller than our competitors, we may lack the financial resources needed to capture increased market share. Many of our existing competitors and potential new competitors have:

     o    longer operating histories;
     o    greater name recognition;
     o    larger customer bases;
     o    more and larger facilities; and
     o    significantly greater financial, technical and marketing resources.

Because of their resources and control of much of the cellular service infrastructure, our competitors may offer more attractive financial terms to customers than we can. They may also devote greater resources than we can to the development, promotion and sale of their products. They may develop products that offer more features, are superior to or have greater market acceptance than ours, for example by limiting airtime minutes to those minutes actually used, carrying over unused minutes, offering voicemail and other services. Our competitors may also conduct more extensive research and development, run more marketing campaigns, adopt more aggressive pricing policies and provide more attractive services to customers than we do.

Our ability to compete successfully also will depend on marketing and on our ability to anticipate and respond to various competitive factors affecting the industry, including new services, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

The wireless communications industry has been experiencing significant consolidation and we expect that this consolidation will continue. As a result, these competitors may be able to offer nationwide services and plans more quickly and more economically than we can.

Sources and Availability of Raw Materials and Principal Suppliers

We do not manufacture any customer or network equipment. The high degree of compatibility among different manufacturers' models of handsets and network facilities equipment allows us to design, supply, and operate our systems without being dependent upon a single source of equipment. We intend to utilize handset phones made by Nokia Telecommunications, Inc.

We currently purchase network equipment from Kelysoft Ltd.

We intend to utilize RPG Technologies, an Israel company, to provide us with computer chips for installation into the phones to keep tract of phone activation and prepaid minutes.

We have purchased a block of 200 phone numbers from AT&T for use with our services. Customers' calls are carried by AT&T. Management believes this supply of phone numbers is adequate to meet our current needs. We intend to purchase additional phone numbers as our business grows.

                                       17

Dependence on One or a Few Major Customers

We intend to target our products initially for resale to various stores in the
New York metropolitan area to generate our customer base.

Licenses

We entered into a Product and Technology License Agreement, dated as of March 5,
2001, with Hay Abeckaser, who is our company's founder, President and Chairman of the Board. The agreement provides us with the exclusive, perpetual, royalty-free, worldwide license to produce, market and distribute the product and technology that enable certain capabilities in connection with the use of a cellular phone, including the activation of the cellular phone, tracking of time made on a cellular phone, calculation of a pre-set time limit on the cellular phone, phone calls, and addition of pre-paid time onto a cellular phone account, including a computer software program that, when used in connection with certain computer chips that can be installed in certain cellular phones, can perform the capabilities described above. The license includes related proprietary information, process, method and documentation. For the license, we paid
Abeckaser a one-time sum of $10. Abeckaser will indemnify Cellcom Tech against any claim that the product as delivered by Abeckaser infringes any third party's patent, copyright or trade secret under the laws of the United States. Abeckaser will indemnify Cellcom Tech against any claim arising out of his acts before the date of this Agreement, including any claims by suppliers, consultants, or other third parties engaged by Abeckaser prior to the date of the agreement.

Need for any Government Approval of Principal Products or Services

We are not aware of any current, pending, or proposed legislation or regulations which would require government approval of our products or services as proposed to be conducted.

From time to time, federal and state legislators and regulators propose legislation or regulations affecting the telecommunications industry that could beneficially or adversely affect our business. Any such legislation or regulation, if adopted, could have a material adverse impact on our operations by increasing our costs and adversely affecting our revenue.

Governmental Regulations on the Business

We are not aware of any governmental regulations of our products or services as a reseller of cellular phone services, although we are aware that there are significant governmental regulations concerning the wireless communications systems.

The licensing, construction, operation, sale, resale and interconnection arrangements of wireless communications systems are regulated to varying degrees by the FCC, and, depending on the jurisdiction, state and local regulatory agencies. These regulations may include, among other things, required service features and capabilities, such as universal number portability or emergency 911 service. In addition, the FCC, together with the Federal Aviation Administration regulates tower marking and lighting. Any of these agencies having jurisdiction over the air time provider that we utilize in our business could adopt regulations or take other actions that could adversely affect the business of the air time provider, and thereby adversely affect our business.

FCC licenses to provide wireless services are subject to renewal and revocation.
There may be competition for wireless services licenses upon their expiration and we cannot assure you that the FCC will renew them. FCC rules require all wireless licensees to meet specified build out requirements. There can be no assurance that AT&T Wireless Group will be able to meet these requirements in each market. Failure to comply with these requirements in a given license area could result in revocation or forfeiture of such license for that license area or the imposition of fines on the wireless service provider by the FCC. If that happens, our business could be adversely affected.

                                       18

Employees

We currently have four employees. We may periodically hire additional employees, including part-time clerical and administrative help, as we find is necessary.

Office Facilities

We maintain our executive offices in approximately 1,000 square feet in
Brooklyn, New York, pursuant to a three year sublease expiring on April 30,
2004, at an annual rent of approximately $9,600. We believe that our offices are adequate for our existing operations and we have no present intentions to renovate or improve our facility or seek new facilities. We do not carry insurance coverage for our executive offices.

Legal Proceedings

We are not a party to, and none of our property is subject to, any pending or threatened legal or governmental proceedings.

                                       19

                                 OUR MANAGEMENT

Directors and Executive Officers

Our present directors and executive officers are listed in the table below.

Name                 Age        Position
----                 ---        --------

Albert Ash           47         Chief Executive Officer, Secretary and Director
Hay Abeckaser        34         President, Treasurer, and Chairman of the Board

Our directors are elected annually to serve for one year and hold office until the next annual meeting of the shareholders and until their successors are elected and qualified. Our officers are elected by the Board of Directors at the first meeting after each annual meeting of our shareholders, and hold office until their death, resignation or removal from office.

Management Profiles

Albert Ash, Chief Executive Officer, Secretary and Director

Albert Ash has served as Chief Executive Officer, Secretary and a director since
March 5, 2001. Ash devotes 50% of his working time to the business affairs of
Cellcom Tech. From 1995 to the present, he has owned and continues to operate
Network Communications Technologies, Inc., a retail wireless communications store located in Brooklyn, New York. From 1988 to 1994, he owned and operated
The Market Place Inc., a retail electronics store in New York City. From 1980 to
1987, he was a national sales manager and owner of Studio 1 Exports Inc., a retail electronics store in New York City. In 1976, Ash received a Bachelor of
Arts degree in Business Administration and Computer Science from Bar Elan
University Israel, in Tel Aviv, Israel.

Hay Abeckaser, Chairman of the Board, President, and Treasurer.

Hay Abeckaser has served as Cellcom Tech's President, Treasurer and Chairman of
the Board since incorporation on March 5, 2001. From 1998 to 2000, he worked for
World 1 Communications, a telecommunications service company located in
Brooklyn, New York, as a manager. From 1995 to 1998, he was a consultant to
Kelysoft Ltd., an Israel telecommunications service company. From 1997 to 1998,
Abeckaser was President of Communications Nationwide Network Inc., a reseller of calling cards located in Brooklyn, New York. From 1995 to 1998, Abeckaser engaged, on a part-time basis, in Talmudic studies at Yad Shmuel Ve Tora, located in Jerusalem, Israel and at Chaim Shaal, located in Brooklyn, New York.

Committees of the Board Of Directors

We presently do not have any committees of the Board of Directors. We may establish an Audit Committee in the year 2001 that will be responsible for reviewing our auditing programs, overseeing the quarterly regulatory reporting process, overseeing internal audits as necessary, receiving and reviewing the results of each external audit, and reviewing management's response to auditor's recommendations. Our present directors, all of whom serve in executive officer positions, currently perform the duties that would be designated to the Audit
Committee.

Other Information About Directors

None of the directors are directors of other reporting companies, are associated by family relationships, or have been involved in legal proceedings.

                                       20

                             EXECUTIVE COMPENSATION

Summary Executive Compensation

We have not paid any compensation to our Chief Executive Officer or any of our other employees for services to date since our incorporation on March 5, 2001.

Option Grants

We did not grant any options to persons named in the preceding Summary Executive
Compensation section since our incorporation.

Option Exercises and Values

We did not grant any options to persons named in the preceding Summary Executive
Compensation section since our incorporation, and none of the individuals named in the Summary Executive Compensation section holds any stock options.

Director Compensation

We have never compensated members of the Board of Directors for their services, and have never reimbursed directors for their reasonable out-of-pocket expenses incurred in connection with their attendance at board meetings and for other expenses incurred in their capacity as directors.

We presently do not have a defined compensation plan for members of our Board of
Directors. We reserve the right to compensate members of the Board of Directors for their services on the Board at reasonable rates, including by issuing stock options, and reimbursement of expenses for their attendance at each Board meeting.

Employment Agreements with Named Executive Officers

Pursuant to a one-year oral agreement commencing as of March 5, 2001, Albert Ash serves as Chief Executive Officer of Cellcom Tech. We do not presently pay Ash a salary. After the commencement of active business operations, Cellcom Tech intends to pay to Ash an annual salary of approximately $36,000, or such other amount, as the Board of Directors deems appropriate. Ash will devote 50% of his working time to the business affairs of Cellcom Tech.

Pursuant to a one-year oral agreement commencing as of March 5, 2001, Hay
Abeckaser serves as President of Cellcom Tech. We do not presently pay Abeckaser a salary. After the commencement of active business operations, Cellcom Tech intends to pay to Abeckaser an annual salary of $50,000, or such other amount, as the Board of Directors deems appropriate.

We do not presently have a written employment agreement with any person. We reserve the right to enter into written employment agreements with our executive officers and other employees for their services at competitive compensation rates, including bonuses and other benefits, including issuance of stock options, as may be determined by Cellcom Tech's Board of Directors.

                                       21

                           OWNERSHIP OF OUR SECURITIES

The table below sets forth the shares of our common stock beneficially owned by each officer, by each director, and by all of our officers and directors as a group as of June 25, 2001.

Other than our officers and directors, we do not have a shareholder who is the beneficial owner of more than 5% of the outstanding shares of our common stock as of June 25, 2001.

All persons named in the table have the sole voting and dispositive power, unless otherwise indicated, with respect to common stock beneficially owned.

The table is based upon beneficial ownership determined as of June 25, 2001, when we had 5,190,500 shares of common stock outstanding.

                                 Amount and                          Percent After    Percent After
Name and Address of             Nature of               Percent        Minimum          Maximum
Beneficial Owner                Beneficial Owner    Before Offering    Offering         Offering
----------------                ----------------    ---------------    --------         --------
Hay Abeckaser                          4,200,000              80.9%       78.5%            75.1%
Albert Ash                               500,000               9.6%        9.3%             8.9%
All officers and directors             4,700,000              90.5%       87.8%            84.0%
   as a group (2 persons)

The address of each of the persons named in the table, unless otherwise indicated, is c/o Cellcom Tech, Inc., 478 Coney Island Ave, Brooklyn, New York
11218.

Changes in Control

We do not have any arrangements that may result in a change in control.

                                       22

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In March 2001, we sold 4,200,000 shares of common stock to Hay Abeckaser, our
President and Chairman of the Board, for $19,320, in a transaction deemed to be exempt under Section 4(2) of the Securities Act. We made a determination that he was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

In March 2001, we sold 500,000 shares of common stock to Albert Ash, our Chief
Executive Officer and Director, for $2,300, in a transaction deemed to be exempt under Section 4(2) of the Securities Act. We made a determination that he was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

We entered into a Product and Technology License Agreement, dated as of March 5,
2001, with Hay Abeckaser, who is our company's founder, President and Chairman of the Board. The agreement provides us with the exclusive, perpetual, royalty-free, worldwide license to produce, market and distribute the product and technology that enable certain capabilities in connection with the use of a cellular phone, including the activation of the cellular phone, tracking of time made on a cellular phone, calculation of a pre-set time limit on the cellular phone, phone calls, and addition of pre-paid time onto a cellular phone account, including a computer software program that, when used in connection with certain computer chips that can be installed in certain cellular phones, can perform the capabilities described above. The license includes such proprietary information, process, method and documentation as Abeckaser owns. For the license, we paid
Abeckaser a one-time sum of $10. Abeckaser will indemnify Cellcom Tech against any claim that the product as delivered by Abeckaser infringes any third party's patent, copyright or trade secret under the laws of the United States. Abeckaser will indemnify Cellcom Tech against any claim arising before the date of this
Agreement, including any claims by suppliers, consultants, or other third parties engaged by Abeckaser prior to the date of this Agreement.

We maintain our executive offices in approximately 1,000 square feet in
Brooklyn, New York, pursuant to a three year sublease expiring on April 30,
2004, at an annual rent of approximately $9,600. We subleased the premises from a company which is owned by our Chief Executive Officer and Director, Albert
Ash, at prevailing market rates in an arms'-length transaction.

                                       23

                              PLAN OF DISTRIBUTION

Limited State Registration

We intend to qualify or register the sales of the shares in a limited number of states. We will not accept subscriptions from investors who are residences of other states.

Terms of Sale of the Shares

We are offering our common stock on a 160,000 share minimum, 400,000 share maximum best efforts basis at a price of $5.00 per share through our officers and directors. We have not retained any underwriters, brokers or placement agents in connection with the Offering. However, we reserve the right to use brokers or placement agents and could pay commissions equal to as much as 10% of the gross proceeds from the sales of any such shares made by such broker-dealer or agent, and up to a 3% non-accountable expense allowance payable to defray expenses in connection with the sale of the shares, and warrants, exercisable for five years at 110% of the offering price, to purchase up to 10% of the number of shares sold by such broker-dealer or agent.

We have determined the initial offering price of the shares arbitrarily. Among the factors we considered were:

o the nature and scope of our operations, our current financial condition and financial requirements; o estimates of our business potential and prospects, the perceived market demand for our products; o the general condition of the equities market; and o the valuations of other companies in our market segment, and other factors.

No sales commissions will be paid to any of our officers or directors. We will reimburse our officers and directors for expenses incurred in connection with the offer and sale of the shares. Prospective investors must purchase the shares in increments of 1,000 shares. Until we have sold at least 160,000 shares, we will not accept subscriptions for any shares. All proceeds of this offering will be deposited in an interest bearing escrow account with Continental Stock
Transfer & Trust Company, New York, New York. These funds, plus interest and without deduction for the expenses of the escrow agent, will be promptly returned to subscribers should we fail to sell the minimum number of shares in this offering.

We have the right to accept or reject any subscription for shares offered, in whole or in part, for any reason or for no reason. This offering may remain open until all shares offered are sold or _________, 2002, [nine months from the date of this prospectus], whichever is earlier. We reserve the right to extend this offering in our discretion until _______, 2002 [one year from the date of this prospectus]. We may terminate this offering at any time.

To the extent officers and directors are involved in the selling process, they will rely on Rule 3a4-1 of the Exchange Act as a "safe harbor" from registration as a broker-dealer in connection with the offer and sale of shares. In order to rely on such "safe harbor" provisions provided by Rule 3a4-1, an officer or director must:

     o    not be subject to a statutory disqualification;
     o    not be compensated in connection with such selling participation by payment of commissions or other remuneration based either directly or indirectly on such transactions;
     o    not be an associated person of a broker-dealer;
     o    restrict participation to transactions involving offers and sales of the shares;
     o    perform substantial duties for the issuer after the close of the offering not connected with transactions in securities; o not have been associated with a broker or dealer for the preceding 12 months; o not participate in selling an offering of securities for an issuer more than once every 12 months; and o restrict participation to written communications or responses to inquiries of potential purchasers.

Our officers and directors intend to comply with the guidelines enumerated in
Rule 3a4-1. Our officers, directors and affiliates of Cellcom Tech may purchase shares of common stock in the offering to satisfy the minimum offering requirement and if they do so, it will be on the same terms and price as all other purchasers in the offering.

                                       24

Escrow Agreement

We have entered into an escrow agreement with Continental Stock Transfer & Trust
Company, New York, New York pursuant to which it will hold all funds deposited with it by purchasers until the minimum offering of $800,000 has been received.
If the minimum offering amount has not been reached by _______, 2002, which period may be extended until __________, 2002, at our option, all funds held in the escrow account will be returned to the subscribers promptly by the escrow agent with interest and without deduction for the expenses of the escrow agent.

Use of a Broker-Dealer

We may locate one or more broker-dealers who may offer and sell the shares on terms acceptable to us. If we determine to use a broker-dealer, such broker-dealer must be a member in good standing of the National Association of
Securities Dealers, Inc. and registered, if required, to conduct sales in those states in which it would sell the shares. We anticipate that we may pay up to
10% of the gross proceeds from the sales of any such shares made by such broker-dealer or agent, and up to a 3% non-accountable expense allowance payable to defray expenses in connection with the sale of the shares, and warrants, exercisable for five years at 110% of the offering price, to purchase up to 10%
of the number of shares sold by such broker-dealer or agent.

If a broker-dealer were to sell shares, it is likely that such broker-dealer would be deemed to be an underwriter of the securities as defined in Section
2(11) of the Securities Act and we would be required to obtain a no-objection position from the National Association of Securities Dealers, Inc. regarding the underwriting and compensation terms entered into between us and such potential broker-dealer. In addition, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part to disclose the name of such selling broker-dealer and the agreed underwriting and compensation terms. As of the date of this prospectus we have no agreements or understandings with any broker-dealer to offer shares for sale.

In order to comply with the applicable securities laws, if any, of certain states, the shares will be offered or sold in such states through registered or licensed brokers or dealers in those states.

                                       25

                          DESCRIPTION OF OUR SECURITIES

Our Common Stock

Our authorized capital stock consists of 20,000,000 shares of common stock, par value $.001 per share. As of June 25, 2001, we had 5,190,500 shares of common stock issued and outstanding.

Dividend Policy

The holders of the outstanding shares of common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may from time to time determine. We have not paid any cash dividends on our common stock and do not expect to declare or pay any cash dividends in the near future. We intend to retain any future earnings for use in our business. Future cash dividends, if any, will be at the discretion of our
Board of Directors and are subject to certain limitations imposed by the New
York Business Corporation Law. The timing, amount and form of dividends, if any, will depend, among other things, on our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors. Upon our liquidation, dissolution, or winding up, our assets that are legally available for distribution to the stockholders will be distributed equally among the holders of the shares.

Voting Rights

The holders of the common stock are entitled to cast one vote for each share held of record on all matters presented to stockholders.

No Cumulative Voting

The holders of common stock do not have cumulative voting rights. In the election of directors, the votes of the holders of more than 50% of our outstanding shares can elect all of our directors, and the holders of the remaining shares will be unable to elect any of our directors.

Preemption Rights

Our certificate of incorporation does not provide that the holders of common stock have any preemptive right.

Rights of Certain Shareholders

Danny Ory owns 25,000 shares and has the right to have the number of shares he purchased adjusted upward such that he can acquire additional shares of Cellcom
Tech if certain share price levels for the common stock are not achieved within a two year period commencing on the first day that a public securities market for our common stock exists. If during such two year period, the sale price per share of our common stock in the public securities market does not equal or exceed $10 per share at any time on at least five business days during such two year period, when his 25,000 shares are eligible for sale, then Ory may exercise his right to acquire additional shares for up to a period of thirty days after the end of such two years. Ory may elect to receive additional shares so that he will own, after giving effect to the number of shares acquired upon the exercise of the right, shares with a market value of $250,000, but not more than 50,000 shares in the aggregate. For example, if the market value per share achieved is
$8.00 at any time during such two year period, then at the time the right is exercised, Ory's shares using the $8.00 price shall be valued at $200,000, and
Ory shall be entitled to receive an additional 6,250 shares, such that he would own an aggregate of 31,250 shares valued at an aggregate of $250,000 using the
$8.00 price. If the $10 price threshold is reached at any time during the two year period on at least five business days when Ory's 25,000 shares are eligible for sale in the public securities market, then the right to acquire additional shares shall automatically and immediately terminate as of the next business day.

                                       26

Best Telecommunications & Technology, Inc. owns 50,000 shares and has the right to have the number of shares it purchased adjusted upward such that it can acquire additional shares of Cellcom Tech if certain share price levels for the common stock are not achieved within a two year period commencing on the first day that a public securities market for our common stock exists. If during such two year period, the sale price per share of our common stock in the public securities market does not equal or exceed $5 per share at any time on at least five business days during such two year period, when its 50,000 shares are eligible for sale, then Best Telecommunications may exercise its right to acquire additional shares for up to a period of thirty days after the end of such two years. Best Telecommunications may elect to receive additional shares so that it will own, after giving effect to the number of shares acquired upon the exercise of the right, shares with a market value of $250,000, but not more than 100,000 shares in the aggregate. For example, if the market value per share is $4.00 at the time the right is exercised, so that Best Telecommunications's shares are valued at $200,000, then Best Telecommunications shall be entitled to receive an additional 12,500 shares, such that it would own an aggregate of
62,500 shares valued at an aggregate of $250,000. If the $5 price threshold is reached at any time during the two year period on at least five business days when Best Telecommunications's 50,000 shares are eligible for sale in the public securities market, then the right to acquire additional shares shall automatically and immediately terminate as of the next business day.

Provisions Regarding Change of Control

Our certificate of incorporation and by-laws do not contain any provisions that are designed to delay, defer or prevent a change in control of Cellcom Tech.

Our Board of Directors is not presently aware of any takeover attempts of
Cellcom Tech and is not aware of any agreements that exist in the event of a change of control. The Board is Directors does not have any current plans to propose any changes to the charter documents or corporate structure that would have an anti-takeover purpose or effect.

New York has enacted a business combination statute that is contained in Section
912 of the New York Business Corporation Law. Section 912 provides, among other things, that any person who acquires twenty percent or more of a corporation's outstanding voting stock may not engage in a wide range of business combinations with the corporation for a period of five years of the control acquisition date unless the transaction was approved by the corporation's board of directors prior to the control acquisition date.

                                       27

A business combination is defined in the New York Business Corporation Law to include:

     o    mergers or consolidations of a corporation with a shareholder owning
          20% of the voting stock;
     o    certain transactions with a shareholder owning 20% of the voting stock that involves ten percent or more of the market value of the corporation's assets;
     o    certain transactions with a shareholder owning 20% of the voting stock that involves ten percent or more of the aggregate market value of the corporation's outstanding stock;
     o    certain transactions with a shareholder owning 20% of the voting stock that involves ten percent or more of the corporation's earning power or net income;
     o    certain transactions involving a shareholder owning 20% of the voting stock that results in that shareholder acquiring at least five percent of the market value of the corporation's outstanding stock;
     o    the adoption of any plan or proposal of a shareholder owning 20% of the voting stock for the liquidation or dissolution of the corporation;
     o    certain transactions resulting in increasing the proportionate share of the voting stock of the corporation owned by a shareholder owning
          20% of the voting stock; or
     o    the receipt by a shareholder owning 20% of the voting stock of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation, unless the benefit is given proportionately to all shareholders.

These restrictions do not apply under certain circumstances if the corporation's certificate of incorporation or by-laws contain a provision expressly electing not to be governed by Section 912.

Our certificate of incorporation and by-laws do not contain any provision electing not to be governed by Section 912. Our Board of Directors believes that the provisions of Section 912 will help ensure that a change in control of
Cellcom Tech does not occur without the consent of the Board of Directors or the stockholders of Cellcom Tech, or both, and will encourage any person who seeks to acquire control of Cellcom Tech to do so by a negotiated transaction.

Market Information

There is no public trading market for our common stock. We may seek to have our common stock quoted on the OTC Bulletin Board after the completion of this offering.

Holders

The number of holders of record of our common stock as of June 25, 2001 was nine.

Transfer Agent

Continental Stock & Transfer Company, New York, New York, is our transfer agent and registrar for our common stock.

                                       28

                         SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 5,350,500 shares of common stock outstanding if the minimum number of shares offered are sold, or 5,590,500 shares of common stock outstanding if the maximum number of shares offered are sold. Of these shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate", in general, a person who has a control relationship with us, which will be subject to the limitations of Rule 144 adopted under the Securities Act. All of the remaining shares are deemed to be
"restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act.

In general, under Rule 144, subject to the satisfaction of certain other conditions, commencing 90 days after the date of this prospectus, a person, including an affiliate of Cellcom Tech or persons whose shares are aggregated, who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or the average weekly trading volume of our common stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been an affiliate of us for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

We currently do not have any share of common stock outstanding that have been held at least one year and would be eligible for sale immediately.

No predictions can be made as to the effect, if any, that sales of shares under
Rule 144 or otherwise or the availability of shares for sale will have on the market, if any, prevailing from time to time. Sales of substantial amounts of the common stock relative to Rule 144 or otherwise may adversely affect the market price of the common stock offered.

                                       29

                                  LEGAL MATTERS

The validity of the shares of common stock we are offering will be passed upon for us by Law Offices of Dan Brecher, New York, New York. We entered into an agreement in March 2001 with the Law Offices of Dan Brecher whereby we sold to
Brecher 160,500 shares of our common stock for $300.

                                     EXPERTS

The balance sheet of Cellcom Tech, Inc. as at April 30, 2001, included in this prospectus, has been audited by Freeman & Davis LLP, independent auditors, as stated in their report appearing in this prospectus, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

                                 INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and
Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form SB-2 under the
Securities Act filed by us with the Securities and Exchange Commission. This prospectus omits certain information set forth in the registration statement and the exhibits filed with the registration statement. For further information about us and the shares offered by this prospectus, reference is made to the registration statement and the exhibits filed with it. A copy of the registration statement and the exhibits filed may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth
Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such office upon the payment of the fees prescribed by the SEC and at the SEC regional offices located at the
Northwestern Atrium Center, 500 West Madison Street, Suite #1400, Chicago,
Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York
10048. Please call the SEC at 1-800-SEC-0330 for further information about its public reference room. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address of the website is http://www.sec.gov. Our registration statement and the exhibits we filed electronically with the SEC are available on this site.

                                       30

                          INDEX TO FINANCIAL STATEMENTS

                                                                        PAGE
                                                                        ----

INDEPENDENT AUDITORS' REPORT                                             F-1

FINANCIAL STATEMENT:

     BALANCE SHEET                                                       F-2

     NOTES TO BALANCE SHEET                                          F- 3 - F- 5

                                       31

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

To the Board of Directors and Stockholders
of Cellcom Tech, Inc.:

     We have audited the accompanying balance sheet of Cellcom Tech, Inc., a New
York State corporation, as at April 30, 2001. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Cellcom Tech, Inc. as at April 30,
2001, in conformity with accounting principles generally accepted in the United
States.

     The accompanying balance sheet has been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the balance sheet, the Company is dependent upon raising additional capital to continue its development stage operations. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

                                               /s/ FREEMAN & DAVIS LLP

New York, New York
May 8, 2001

                                      F-1

                               CELLCOM TECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET

                              AS AT APRIL 30, 2001

                                     ASSETS
                                     ------

CURRENT ASSETS
--------------

   Cash                                                                $ 21,247

OTHER ASSETS
------------

   Expenses preparatory to an offering of the Company's common stock      9,432
                                                                       --------

                                                                                   $ 30,679
                                                                                   ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES
-------------------

   Accrued expenses                                                                $ 15,145

STOCKHOLDERS' EQUITY
--------------------

   Common stock, $0.001 par value per share:
         Authorized               20,000,000 shares
         Issued and outstanding    5,190,500 shares                    $  5,191
   Additional paid-in capital                                            18,132
   Deficit accumulated during the development stage, consisting
      principally of organization costs                                  (7,789)
                                                                       --------

         TOTAL STOCKHOLDERS' EQUITY                                                  15,534
                                                                                   --------

                                                                                   $ 30,679
                                                                                   ========

The accompanying notes are an integral part of this balance sheet.

                                       F-2

                               CELLCOM TECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             NOTES TO BALANCE SHEET

                                 APRIL 30, 2001

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          ------------------------------------------

          A.   DESCRIPTION OF BUSINESS ACTIVITIES
               ----------------------------------

                    Cellcom Tech. Inc. ("the Company") was organized on March 5,
               2001 under the laws of the State of New York. The Company has selected December 31st as its year-end for tax and financial reporting. The Company is presently in its development stage and intends to provide consumers with prepaid cellular products and also to act as a reseller of nationally known wireless services, initially in the New York City metropolitan area.

                    The Company is the owner of a product and technology license it acquired for a one- time sum of $10 from the Company's
               founder, President and Chairman of the Board. The license gives the Company the exclusive, perpetual, royalty-free, worldwide right to produce, market and distribute the product and
               technology that enable certain capabilities in connection with the use of cellular phones.

          B.   PROPOSED INITIAL PUBLIC OFFERING OF THE COMPANY'S COMMON STOCK
               --------------------------------------------------------------

                    The Company is currently in the process of completing an
               initial public offering of up to 400,000 shares of its common stock at an offering price of $5 per share. The shares will be sold on a 160,000 share minimum, 400,000 share maximum best efforts basis.

                    Expenses incurred in connection with the aforementioned
               offering are deferred and will be charged to additional paid-in capital upon the successful completion of the offering. If the offering is not consummated, such costs will be charged against operations.

          C.   USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS
               --------------------------------------------------

                    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          D.   CONCENTRATIONS OF CREDIT RISK
               -----------------------------

                    Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by Statement of
               Financial Accounting Standards No. 105, consist principally of cash.

                    The Company maintains its cash balances in a financial
               institution located in New York State. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. As
               at April 30, 2001, all cash balances are covered by such
               insurance.

                                       F-3

                               CELLCOM TECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       NOTES TO BALANCE SHEET (CONTINUED)

                                 APRIL 30, 2001

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
          ------------------------------------------

          E.   GOING CONCERN
               -------------

                    The accompanying balance sheet has been prepared assuming
               that the Company will continue as a going concern. The Company is dependent upon raising additional capital to continue its
               development stage operations. The balance sheet does not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2.    COMMITMENTS
           -----------

               RIGHTS OF CERTAIN STOCKHOLDERS
               ------------------------------

                    Two stockholders, owning an aggregate of 75,000 shares of
               the Company's common stock, have the right to have the number of shares purchased by them adjusted upward such that each can receive additional shares of the Company's common stock if certain share price levels are not achieved within a two year period commencing on the first day the Company's common stock becomes listed or quoted on a United States public securities market. If during such two year period the sale price per share of the Company's common stock in the public securities market does not equal or exceed specified threshold amounts per share at any time on at least five business days when the 75,000 shares are eligible for sale, then each stockholder may exercise the right to receive additional shares. After the end of such two years, for a period of thirty days, each stockholder may elect to receive additional common shares so that such stockholder will own (after giving effect to the shares received upon the exercise of the right) shares with a market value of $250,000, the number of additional shares however, not to exceed the original number of shares purchased. If the threshold price is reached at any time during the two year period on at least five business days when the stockholders' shares are eligible for sale in the public market, then the right to acquire additional shares shall
               automatically and immediately terminate as of the next business day. A summary of these arrangements follow:

                                                                    MINIMUM/
                                                      REQUIRED      MAXIMUM
                                     NUMBER OF        THRESHOLD    NUMBER OF
                                       SHARES          MARKET      ADDITIONAL
                                     CURRENTLY       SALE PRICE      SHARES
                    STOCKHOLDER        OWNED          PER SHARE    RECEIVABLE
                    -----------    -------------     ----------    ----------

                        1              50,000         $  5.00      0 - 50,000
                        2              25,000          $10.00      0 - 25,000
                                       ------                      ----------

                        TOTAL          75,000                      0 - 75,000
                                       ======                      ==========

                                      F-4

                               CELLCOM TECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       NOTES TO BALANCE SHEET (CONTINUED)

                                 APRIL 30, 2001

NOTE 3.   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
          -----------------------------------------------------

               The estimate of the fair value of each class of financial
          instruments for which it is practicable to estimate that value is based on the following methods and assumptions:

               CASH AND ACCRUED EXPENSES:

                    The carrying amounts of these items are assumed to be a
               reasonable estimate of their fair value due to their short-term nature.

NOTE 4.   SUBSEQUENT EVENT
          ----------------

               On May 1, 2001, the Company entered into a sublease agreement for office facilities in Brooklyn, New York. The term of the sublease is for a three year period commencing May 1, 2001 and continuing through
          April 30, 2004. The annual rental for each year in the three year period under the sublease is $9,600.

               Albert Ash, the chief executive officer, secretary, and a
          stockholder and a director of the Company is also the owner of the overtenant under the sublease.

                                       F-5

                               Cellcom Tech, Inc.

                         400,000 shares of common stock

                                   PROSPECTUS

                                __________, 2001

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information or to make any representations different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is not authorized or is unlawful. These securities are not being offered or sold in any jurisdiction where their offer or sale is not permitted.

         Until _____, 200_, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

Cellcom Tech's certificate of incorporation contains a provision that eliminates the personal liability of directors, to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law, as
the same may be amended and supplemented, to Cellcom Tech or Cellcom Tech's shareholders for damages for any breach of duty in a director's capacity. The provision eliminating the personal liability of directors does not apply if a judgment or other final adjudication adverse to a director establishes that the director's acts or omissions were in bad faith or involved intentional misconduct or involved a knowing violation of law or the director personally gained a financial profit or other advantage to which the director was not legally entitled to, or that the director's acts violated Section 719 of the New
York Business Corporation Law.

Cellcom Tech's certificate of incorporation provides that Cellcom Tech shall, to the fullest extent permitted by Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under Article 7 from and against any and all of the expenses, liabilities, or other matters referred to in or covered by Article
7, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by Article 7, as to action in any capacity in which he served at the request of the corporation.

New York's Business Corporation Law contains certain provisions regarding the personal liability and indemnification of directors and officers. Article 7 of the Business Corporation Law provides the following:

Section 719. Liability of directors in certain cases.

     (a) Directors of a corporation who vote for or concur in any of the following corporate actions shall be jointly and severally liable to the corporation for the benefit of its creditors or shareholders, to the extent of any injury suffered by such persons, respectively, as a result of such action:

          (1) The declaration of any dividend or other distribution to the extent that it is contrary to the provisions of paragraphs (a) and (b) of section 510 (Dividends or other distributions in cash or property).

          (2) The purchase of the shares of the corporation to the extent that it is contrary to the provisions of section 513 (Purchase or redemption by a corporation of its own shares).

          (3) The distribution of assets to shareholders after dissolution of the corporation without paying or adequately providing for all known liabilities of the corporation, excluding any claims not filed by creditors within the time limit set in a notice given to creditors under articles 10
     (Non-judicial dissolution) or 11 (Judicial dissolution).

          (4) The making of any loan contrary to section 714 (Loans to directors).

     (b) A director who is present at a meeting of the board, or any committee thereof, when action specified in paragraph (a) is taken shall be presumed to have concurred in the action unless his dissent thereto shall be entered in the minutes of the meeting, or unless he shall submit his written dissent to the person acting as the secretary of the meeting before the adjournment thereof, or shall deliver or send by registered mail such dissent to the secretary of the corporation promptly after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action. A director who is absent from a meeting of the board, or any committee thereof, when such action is taken shall be presumed to have concurred in the action unless he shall deliver or send by registered mail his dissent thereto to the secretary of the corporation or shall cause such dissent to be filed with the minutes of the proceedings of the board or committee within a reasonable time after learning of such action.

     (c) Any director against whom a claim is successfully asserted under this section shall be entitled to contribution from the other directors who voted for or concurred in the action upon which the claim is asserted.

     (d) Directors against whom a claim is successfully asserted under this section shall be entitled, to the extent of the amounts paid by them to the corporation as a result of such claims:

          (1) Upon payment to the corporation of any amount of an improper dividend or distribution, to be subrogated to the rights of the corporation against shareholders who received such dividend or distribution with knowledge of facts indicating that it was not authorized by section 510, in proportion to the amounts received by them respectively.

          (2) Upon payment to the corporation of any amount of the purchase price of an improper purchase of shares, to have the corporation rescind such purchase of shares and recover for their benefit, but at their expense, the amount of such purchase price from any seller who sold such shares with knowledge of facts indicating that such purchase of shares by the corporation was not authorized by section 513.

          (3) Upon payment to the corporation of the claim of any creditor by reason of a violation of subparagraph (a) (3), to be subrogated to the rights of the corporation against shareholders who received an improper distribution of assets.

          (4) Upon payment to the corporation of the amount of any loan made contrary to section 714, to be subrogated to the rights of the corporation against a director who received the improper loan.

     (e) A director shall not be liable under this section if, in the circumstances, he performed his duty to the corporation under paragraph (a) of section 717.

     (f) This section shall not affect any liability otherwise imposed by law upon any director.

Section 721. Nonexclusivity of statutory provisions for indemnification of directors and officers. The indemnification and advancement of expenses granted pursuant to, or provided by, this article shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Nothing contained in this article shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

Section 722. Authorization for indemnification of directors and officers.

     (a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

     (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contenders, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

     (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and
action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed, by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

Section 723. Payment of indemnification other than by court award.

     (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

     (b) Except as provided in paragraph (a), any indemnification under section
722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

          (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

          (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

               (A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

               (B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

               (C) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section
          725.

Section 724. Indemnification of directors and officers by a court.

     (a) Notwithstanding the failure of a corporation to provide indemnification, and despite and contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section for indemnification of directors and officers),
722 (Authorization for indemnification of directors and officers) and paragraph
(a) of section 723. Application therefor may be made, in every case, either:

          (1) In the civil action or proceeding in which the expenses were incurred or other amounts were paid, or

          (2) To the supreme court in a separate proceeding, in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were incurred or other amounts were paid.

     (b) The application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

     (c) Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys' fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

Section 725. Other provisions affecting indemnification of directors and officers.

     (a) All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph (c) of section
723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled.

     (b) No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:

          (1) That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification;

          (2) That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

          (3) If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

     (c) If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and, in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

     (d) If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

     (e) Any notification required to be made pursuant to the foregoing paragraph (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

     (f) The provisions of this article relating to indemnification of directors and officers and insurance therefor shall apply to domestic corporations and foreign corporations doing business in this state, except as provided in section
1320 (Exemption from certain provisions).

Section 726. Insurance for indemnification of directors and officers.

     (a) Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

          (1) To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and

          (2) To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and

          (3) To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

     (b) No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer:

          (1) if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

          (2) in relation to any risk the insurance of which is prohibited under the insurance law of this state.

     (c) Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

     (d) The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

     (e) This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Cellcom Tech pursuant to the foregoing provisions or otherwise, Cellcom Tech is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution

The following is a statement of the expenses, all of which are estimated other than the SEC registration fee, other than underwriting discounts and commissions, to be incurred in connection with the distribution of the securities registered under this registration statement.

                                                                   AMOUNT
                                                                 TO BE PAID
                                                                ------------

SEC registration fee                                            $     500.00
Legal fees and expenses                                         $  30,000.00
Blue Sky fees and expenses                                      $  30,000.00
Accounting fees and expenses                                    $  15,000.00
Transfer agent fees                                             $   4,500.00
Printing expenses                                               $  20,000.00
Total                                                           $ 100,000.00

Item 26.  Recent Sales of Unregistered Securities

On March 5, 2001, we sold 4,200,000 shares of common stock to Hay Abeckaser, our
President and Chairman of the Board, for $19,320, in a transaction deemed to be exempt under Section 4(2) of the Securities Act. We made a determination that he was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On March 5, 2001, we sold 500,000 shares of common stock to Albert Ash, our
Chief Executive Officer and Director, for $2,300, in a transaction deemed to be exempt under Section 4(2) of the Securities Act. We made a determination that he was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On March 5, 2001, we sold 100,000 shares of common stock to Yossi Kisus in consideration of loans outstanding totaling $460, in a transaction deemed to be exempt under Section 4(2) of the Securities Act. We made a determination that he was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On March 5, 2001, we sold 100,000 shares of common stock to Elan Peleg for $460, in a transaction deemed to be exempt under Section 4(2) of the Securities Act.
We made a determination that he was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On March 5, 2001, we sold 25,000 shares of common stock to Danny Hode for $115, in a transaction deemed to be exempt under Section 4(2) of the Securities Act.
We made a determination that he was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On March 5, 2001, we sold 25,000 shares of common stock to Rafi Cohen for $115, in a transaction deemed to be exempt under Section 4(2) of the Securities Act.
We made a determination that he was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On March 5, 2001, we sold 25,000 shares of common stock to Danny Ory for $115, in a transaction deemed to be exempt under Section 4(2) of the Securities Act.
Ory has the right to have the number of shares he purchased adjusted upward such that he can acquire additional shares of Cellcom Tech if certain share price levels for the common stock are not achieved within a two year period commencing on the first day that a public securities market for our common stock exists. If during such two year period, the sale price per share of our common stock in the public securities market does not equal or exceed $10 per share at any time on at least five business days during such two year period, when his 25,000 shares are eligible for sale, then Ory may exercise his right to acquire additional shares for up to a period of thirty days after the end of such two years. Ory may elect to receive additional shares so that he will own, after giving effect to the number of shares acquired upon the exercise of the right, shares with a market value of $250,000, but not more than 50,000 shares in the aggregate. For example, if the market value per share achieved is $8.00 at any time during such two year period, then at the time the right is exercised, Ory's shares using the
$8.00 price shall be valued at $200,000, and Ory shall be entitled to receive an additional 6,250 shares, such that he would own an aggregate of 31,250 shares valued at an aggregate of $250,000 using the $8.00 price. If the $10 price threshold is reached at any time during the two year period on at least five business days when Ory's 25,000 shares are eligible for sale in the public securities market, then the right to acquire additional shares shall automatically and immediately terminate as of the next business day. We made a determination that Ory was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On March 5, 2001, we sold 50,000 shares of common stock to Best
Telecommunications & Technology, Inc. for $115, in a transaction deemed to be exempt under Section 4(2) of the Securities Act. Best Telecommunications has the
right to have the number of shares it purchased adjusted upward such that it can acquire additional shares of Cellcom Tech if certain share price levels for the common stock are not achieved within a two year period commencing on the first day that a public securities market for our common stock exists. If during such two year period, the sale price per share of our common stock in the public securities market does not equal or exceed $5 per share at any time on at least five business days during such two year period, when its 50,000 shares are eligible for sale, then Best Telecommunications may exercise its right to acquire additional shares for up to a period of thirty days after the end of such two years. Best Telecommunications may elect to receive additional shares so that it will own, after giving effect to the number of shares acquired upon the exercise of the right, shares with a market value of $250,000, but not more than 100,000 shares in the aggregate. For example, if the market value per share is $4.00 at the time the right is exercised, so that Best Telecommunications's shares are valued at $200,000, then Best Telecommunications shall be entitled to receive an additional 12,500 shares, such that it would own an aggregate of
62,500 shares valued at an aggregate of $250,000. If the $5 price threshold is reached at any time during the two year period on at least five business days when Best Telecommunications's 50,000 shares are eligible for sale in the public securities market, then the right to acquire additional shares shall automatically and immediately terminate as of the next business day. We made a determination that Best Telecommunications was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On March 5, 2001, we entered into an agreement, as amended March 6, 2001, with the Law Offices of Dan Brecher whereby we sold to Brecher 160,500 shares of our common stock for $300.

On April 6, 2001, we sold 5,000 shares of common stock to Danny Hode for $23, in a transaction deemed to be exempt under Section 4(2) of the Securities Act. We made a determination that he was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.

Item 27.  Exhibits

The following exhibits either are filed herewith or incorporated by reference to documents previously filed or will be filed by amendment, as indicated below:

Exhibit Number    Description
--------------    -----------
3(i)(1)           Certificate of Incorporation of Cellcom Tech, Inc.
3(ii)             By-Laws of Cellcom Tech, Inc.
5                 Opinion of Law Offices of Dan Brecher as to validity of
                  Common Stock being offered.
10                Letter of Intent between Cellcom Tech, Inc. and Kelysoft Ltd.
11                Statement Concerning Computation of Per Share Earnings is
                  hereby incorporated by reference to "Financial Statements"
                  of Part F/S, contained in this Form 10-SB.
23.1              Consent of Freeman and Davis LLP
23.2              Consent of Law Offices of Dan Brecher (filed as Exhibit 5
                  herein)

Item 28.  Undertakings.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the
     Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities
Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 12, 2001.

Dated: July 12, 2001

                         Cellcom Tech, Inc.

                         By:   /s/ Hay Abeckaser
                               -----------------
                               Hay Abeckaser, Chairman of the Board, President,
                               Treasurer, Principal Financial Officer and
                               Principal Accounting Officer

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signatures          Title                                          Date
----------          -----                                          ----

/s/ Albert Ash      Chief Executive Officer and Director           July 12, 2001
--------------
Albert Ash

/s/ Hay Abeckaser   Chairman of the Board, President, Treasurer,   July 12, 2001
-----------------
Hay Abeckaser       Principal Financial Officer and Principal
                    Accounting Officer